Exhibit 99

                          ED LAMBERT JOINS BRIDGE BANK

SAN JOSE, Calif., April 11 /PRNewswire-FirstCall/ -- Bridge Capital Holdings (Nasdaq: BBNK), whose sole subsidiary is Bridge Bank, National Association, one of California's fastest-growing full-service business banks, today announced that technology banking veteran Edward Lambert has joined the Bank as a Senior Vice President.

"Ed Lambert is well known in the Silicon Valley region as a top notch successful banker and we are excited about his joining Bridge Bank," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. "Combining Ed's talent as a solutions oriented banker with the infrastructure, strategy, and technology banking products and services we now have in place, Bridge Bank enters the technology banking market as a strong and capable competitor."

Mr. Lambert brings a quarter century of technology banking experience to Bridge Bank. He spent the last seven years at Comerica Bank, where he was most recently Senior Vice President of Business Development for the Technology/Life Sciences Division.

"This is a great opportunity with an institution that has quickly established a reputation in a very competitive market for both traditional commercial and technology lending," said Mr. Lambert. "I look forward to continuing my relationships with the many friends and associates I have made in the technology, life science, and private equity industries."

Mr. Lambert began his financial services career with Bank of America and advanced progressively into greater assignments with a variety of business lenders, including Silicon Valley Bank and Imperial Bank, which several years ago was acquired by Comerica Bank.

Bridge Bank's Technology Banking division offers a full range of banking products and cash management services to emerging, revenue, and later stage technology and life science companies in Silicon Valley and California. The Bank offers short and long term credit solutions, growth capital, and international credit as an accredited Delegated Authority Lender with the Export Import Bank of the United States. To assist clients with cash management, Bridge Bank offers state-of-the-art internet business banking, unique investment options through its Bridge Investment Services Group, and funds transfer and foreign exchange services through its International Banking Group.

Mr. Lambert is very active in local civic and nonprofit activities. He is an 18-year member of the Churchill Club where he served as co-chair of the corporate membership committee. He sits on the executive committee of the American Electronics Association, and was on the board for the City of San Jose's Downtown Business Association, which he helped found. He served on the board of directors of the Boys and Girls Club of Silicon Valley for seven years.

Mr. Lambert holds an MBA from Santa Clara University and a BA in history from the University of California at Santa Cruz. He lives in San Jose, and is married with two sons.

Bridge Bank, headquartered in Silicon Valley, now has eight offices throughout California. In addition to its recently formed Technology Banking Group, the Bank operates two full service commercial banking offices in San Jose and Palo Alto, a commercial loan production office in the East Bay, the Bridge Capital Finance -- offering structured, asset-based, and factored loans -- loan production office in Santa Clara, and four Small Business Administration loan sales offices located in Sacramento, Fresno, Bakersfield, and San Diego.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Santa Clara County's newest full-service business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Sacramento, San Ramon-Pleasanton, San Diego, Los Angeles, Bakersfield, and Fresno business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at www.bridgebank.com.

Forward Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements describe future plans, strategies, and expectations, and are based on currently available information, expectations, assumptions, projections, and management's judgment about the Bank, the banking industry and general economic conditions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.

These risks and uncertainties include, but are not limited to: (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally, and in operating markets;
(4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) future credit loss experience; (8) the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; (9) civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; and (10) the involvement of the United States in war or other hostilities.

The reader should refer to the more complete discussion of such risks in Bridge Bank N.A.'s annual reports on Forms 10-K and 10-Q on file with the Office of the Comptroller of the Currency and in the Form 10-Q of Bridge Capital Holdings on file with the SEC.

SOURCE  Bridge Capital Holdings
    -0-                             04/11/2005

    /CONTACT: Daniel P. Myers, +1-408-556-8301, or dan.myers@bridgebank.com, or Thomas A. Sa, +1-408-556-8308, or tom.sa@bridgebank.com, both of Bridge Bank, N.A./
    /Web site:  http://www.bridgebank.com /
    /Web site:  http://www.bridgecapitalholdings.com /